EXHIBIT 8

JOINT FILING AGREEMENT

This Joint Filing Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Joint Filing Agreement and all of which, when taken together, will be deemed to constitute one and the same Joint Filing Agreement.  The undersigned hereby agree to the joint filing of the Schedule 13D to which this Joint Filing Agreement is attached.

Dated:  March 30, 2011

/s/ Thomas M. O’Donnell
THOMAS M. O’DONNELL

/s/ Bradley G. Griffith
BRADLEY G. GRIFFITH

/s/ Bradford Kunde
BRADFORD KUNDE

/s/ Irwin Zalcberg
IRWIN ZALCBERG

/s/ Carol A. Fiala-O’Donnell
CAROL A. FIALA-O’DONNELL